Exhibit 99.1

FIRST HORIZON PHARMACEUTICAL REPORTS

REVENUE AND EPS GROWTH FOR THE FIRST QUARTER 2006

First Quarter 2006 Results Include:

•                  Revenues increased 62% to $66.5 million compared with $41.0 million in the first quarter of 2005

•                  Adjusted diluted EPS, excluding stock-based compensation expense of $0.03 (a non-GAAP measure), increased 37% to $0.26 compared with $0.19 in the first quarter of 2005

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) and stock-based compensation (also a non-GAAP measure) was $21.8 million, an increase of 37% over first quarter of 2005

The Company Increases Revenue and EPS Guidance for 2006:

•                  Full-year 2006 revenue is expected to increase to $270-280 million

•                  Adjusted diluted EPS, excluding the effect of stock-based compensation expense (a non-GAAP measure), are expected to increase to $1.17-$1.22

Alpharetta, GA (April 26, 2006) – First Horizon Pharmaceutical Corporation (NASDAQ:FHRX), a specialty pharmaceutical company, today announced performance for the first quarter ended March 31, 2006. Net revenues for the first quarter of 2006 increased 62% to $66.5 million from $41.0 million in the first quarter of 2005. Net income for the first quarter of 2006, which includes after-tax stock-based compensation expense of $1.4 million, increased 20% to $9.1 million from $7.6 million in the same period of 2005. Adjusted diluted earnings per share (EPS), excluding stock compensation expense of $0.03 for the first quarter of 2006, (a non-GAAP measure), increased 37% to $0.26 compared with $0.19 in the first quarter of 2005.

Gross margins as a percentage of sales were 86% in the first quarter of 2006 compared with 82% in the first quarter of 2005. Selling, general, and administrative expenses were $34.5 million in the first quarter of 2006 compared with $17.7 million in the first quarter of 2005. The increase in selling, general and administrative expenses is due primarily to the addition of approximately 115 sales representatives and an increase in royalty and commission expenses related to higher revenues. Additionally, the Company recognized $1.7 million in stock-based compensation in selling, general and administrative expenses for the three months ended March 31, 2006.

Patrick Fourteau, President and Chief Executive Officer of First Horizon, stated, “The key factors driving our growth in the first quarter of 2006 were the performance of our cardiovascular/metabolic product portfolio and the successful expansion and realignment of our sales force. By simplifying the product messages, increasing the frequency of sales calls, focusing on core products, and improving our physician targeting, we are increasing productivity, accountability, and teamwork. Additionally, our managed care initiatives – coordinated with our sales and marketing efforts – are generating product pull-through and positive sales results.”

The Company recently expanded its sales force to approximately 525 sales representatives, who have been aligned into a Primary Care sales force of approximately 450 sales representatives and a Women’s Health/Cardiology sales force of approximately 75 representatives. The Primary Care sales force

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comprises two groups of 225 sales representatives each calling on physicians with Sular to treat hypertension, Triglide to treat dyslipidemia, Fortamet to control blood glucose (sugar) in patients with Type 2 diabetes, and Altoprev to treat hypercholesterolemia.

The Women’s Health/Cardiology sales force markets Prenate Elite, a prenatal vitamin; OptiNate, a prenatal vitamin with all-vegetarian source essential fatty acids; and Ponstel for the treatment of severe menstrual cramps. This team also calls on Cardiologists with Nitrolingual, a nitroglycerin pump spray to treat unstable angina.

Cardiovascular/Metabolic Products

Net revenues of the Company’s cardiovascular/metabolic products increased 141% to $46.8 million in the first quarter of 2006, compared with $19.5 million in the first quarter of 2005. The increase was primarily due to the launch of Altoprev and Fortamet in April 2005, the continued growth of Sular, the launch of Triglide in July 2005, as well as price increases implemented in January 2006. Cardiovascular/metabolic products represented 70% of the Company’s total sales in the first quarter of 2006.

Sular, a calcium channel blocker used to treat hypertension, continues to achieve consistent growth through more focused messaging, improved targeting by First Horizon’s sales force, and providing a value-added alternative for the managed care and government sectors. New prescriptions of Sular increased 32% and total prescriptions increased 17% in the first quarter of 2006 compared with the first quarter of 2005 according to IMS Health’s National Prescription Audit Plus™ data.

Fortamet sales continue to increase due to the product’s convenient dosing and effective control of blood glucose in patients with Type 2 diabetes. Fortamet is available in a 1,000-milligram tablet that provides convenient, once-a-day dosing. New prescriptions of Fortamet increased 22% and total prescriptions increased 48% in the first quarter of 2006 compared to the first quarter of 2005 according to IMS Health’s National Prescription Audit Plus™ data.

Total prescriptions for Altoprev have been maintained at approximately 150,000 for the first quarter of 2006 according to IMS Health’s National Prescription Audit Plus™ data. Altoprev, a treatment for hypercholesterolemia used in conjunction with diet, has a well-established safety profile that lowers LDL (bad cholesterol), raises HDL (good cholesterol), and reduces triglycerides.

Triglide, when used with appropriate diet modification, is an effective treatment for high triglycerides, and has achieved good growth since it was introduced in July 2005. Triglide captured a 1.6% market share of the fenofibrate market new prescriptions and 1.1% market share of total prescriptions in the first quarter of 2006 according to IMS Health’s National Prescription Audit Plus™ data.

Nitrolingual Pump Spray showed a 6.8% increase in new prescriptions in the first quarter of 2006, reversing a decline of 4.5% in new prescriptions in the fourth quarter of 2005, according to IMS Health’s National Prescription Audit Plus data.

Women’s Health Products

Net revenues of the Company’s women’s health products, which include Prenate Elite, OptiNate, and Ponstel, increased 10% to $13.7 million in the first quarter of 2006 compared with $12.5 million in the first quarter of 2005. Women’s health products represent 21% of the company’s total sales in the first quarter of 2006.

Prenate Elite had a 12.2% market share of the prenatal multi-vitamin new prescription market and 13.0% share of total prescriptions for the first quarter of 2006 according to IMS Health’s National Prescription Audit Plus™ data. The Company’s recently created Women’s Health sales force is dedicated to expanding the reach of Prenate Elite and OptiNate by calling on OB/GYNs. This initiative is expected to have a positive impact on sales of Prenate Elite and OptiNate.

In March 2005, the Company launched OptiNate, a prescription prenatal vitamin that combines metafolin and an all-natural vegetarian source of an essential fatty acid (EFA) known as DHA. DHA is a vital nutrient during pregnancy and infancy due to its role in babies’ mental development and development of visual acuity. OptiNate is an important product launch in the Company’s women’s health product line, and it is gaining market share in the EFA prenatal vitamin market, the fastest growing segment of the prenatal vitamin market. OptiNate had a 6.3% share of the EFA prenatal vitamin market for new prescriptions and 6.5% market share of total prescriptions for the first quarter of 2006 according to IMS Health’s National Prescription Audit Plus™ data.

Product Development

The Company’s current emphasis for product development is on line extensions of existing products with primary emphasis on Sular, with a view to the future with in-licensing products in development. “The Company is increasing its investment in product development and product life cycle management, and has added key medical, scientific, clinical, and regulatory professionals to ensure innovation and the future growth of the Company,” stated Patrick Fourteau.

Financial Strength

Earnings before interest, taxes, depreciation, and amortization (EBITDA, a non-GAAP measure), before stock-based compensation expense of $2.0 million, were $21.8 million in the first quarter of 2006, representing a 37% increase over the first quarter of 2005. As of March 31, 2006, the Company had approximately $135 million in cash, cash equivalents, and marketable securities, compared with $100 million as of December 31, 2005.

Outlook

First Horizon is increasing its full-year revenue guidance to $270 to $280 million. This represents approximately a 25% to 30% increase compared with full-year 2005.

The Company increased its adjusted diluted earnings per share guidance excluding stock-based compensation expense (a non-GAAP measure) to $1.17 to $1.22, representing an increase of approximately 21% to 26% compared with full-year 2005.

The guidance for 2006 is based solely on sales of the products in the Company’s current portfolio, investments of approximately 5% of net revenues into research and development, and a sales force of 525 sales representatives. The 2006 EPS guidance does not include the requirement to recognize stock-based compensation expense in 2006, which is estimated to be $0.13 per diluted share.

Conference Call

First Horizon will host a conference call on Wednesday, April 26, 2006, beginning at 4:30 p.m. Eastern Time to discuss the financial results. Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.fhrx.com, and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are (800) 289-0529 for domestic callers and (913) 981-5523 for international callers. All callers should use passcode 7414954 to gain access to the conference call. Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin promptly.

About First Horizon Pharmaceutical Corporation

First Horizon is a specialty pharmaceutical company that markets, develops and sells brand name prescription products for the primary service of cardiology and women’s health. First Horizon has a portfolio that includes 15 branded products, of which eight are actively promoted to high prescribing physicians through its recently expanded nationwide sales force of approximately 525 sales representatives. First Horizon’s website address is www.fhrx.com, but information contained therein is not part of this press release.

Safe Harbor Statement

This press release contains forward-looking statements (in addition to historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings; if we are unsuccessful in obtaining third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels. If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted; the potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs. We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties;

Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products. We may not be able to protect our competitive position for our promoted products from patent infringers.

Altoprev has experienced manufacturing issues; if the issues recur and cannot be resolved, our ability to acquire the product for sale and sampling will be adversely affected. Sales of our Tanafed and Robinul products have been adversely affected by the introduction of knock-off and generic products, respectively; an issued FDA notice may cause us to incur increased expenses and adversely affect our revenue from our Tanafed products.

We may incur unexpected costs in integrating new products into our operations. If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. We may be unable to develop or market line extensions for our products including Sular, Triglide, Fortamet, and our Prenate Line or, even if developed, obtain patent protection for our line extensions. Further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our operating results would be adversely affected; our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business. An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results. A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales and adversely impact our financial results. If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them. Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels). An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity.

If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return. Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; if generic competitors that compete with any of our products are introduced, our revenues may be adversely affected. Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

The Company’s product names are trademarks, in some cases registered, of the Company.

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended
	March 31,
	2006	2005
Net revenues	$66,453	$40,957

Operating costs and expenses:
Cost of revenues	9,352	7,169
Selling, general and administrative	34,516	17,685
Depreciation and amortization	6,514	4,363
Research and development	2,860	265
Total operating costs and expenses	53,242	29,482
Operating income	13,211	11,475
Other income, net	147	20

Income before provision for income taxes	13,358	11,495
Provision for income taxes	4,232	3,907

Net income	$9,126	$7,588

Net income per common share:
Basic	$0.26	$0.22
Diluted	$0.23	$0.19

Weighted average common shares outstanding:
Basic	35,054	35,066
Diluted	42,596	42,505

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$27,794	$17,043
Marketable securities	107,168	82,757
Accounts receivable, net	26,005	48,353
Inventories	27,422	28,924
Other	30,824	27,311
Total current assets	219,213	204,388

Property and equipment, net	5,131	5,148

Other assets:
Intangibles, net	314,909	315,798
Other	4,308	4,371
Total other assets	319,217	320,169

Total assets	$543,561	$529,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,355	$12,093
Accrued expenses	15,894	18,482
Total current liabilities	28,249	30,575

Long-term liabilities:
Convertible debt	150,000	150,000
Other	10,127	8,994
Total liabilities	188,376	189,569

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	299,940	292,639
Retained earnings	91,650	82,524
Deferred compensation	(13,643)	(7,489)
Accumulated other comprehensive loss	(4,246)	(4,384)
Treasury stock	(18,552)	(23,190)
Total stockholders’ equity	355,185	340,136

Total liabilities and stockholders’ equity	$543,561	$529,705

FIRST HORIZON PHARMACEUTICAL CORPORATION

Reconciliation of EBITDA*

(Unaudited, in thousands)

	For the Quarter Ended
	March 31,
	2006	2005
Net income, as reported (GAAP)	$9,126	$7,588
Add: Other income, net	(147)	(20)
Add: Provision for income taxes	4,232	3,907
Add: Stock-based compensation expense	2,033	—
Add: Depreciation and amortization	6,514	4,363
Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense	$21,758	$15,838

*    The Company believes that EBITDA, before stock-based compensation expense, is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow. EBITDA, before stock-based compensation expense, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Adjusted Diluted Earnings per Share**

(Unaudited)

	For the Quarter Ended
	March 31,
	2006	2005
Diluted earnings per share, reported (GAAP)	$0.23	$0.19
Add: Stock-based compensation expense	0.03	—
Adjusted diluted earnings per share before stock-based compensation expense	$0.26	$0.19

**   The Company believes that diluted earnings per share before stock-based compensation expense is a meaningful non-GAAP financial measure for providing comparability to 2005 reported diluted earnings per share. Diluted earnings per share before stock-based compensation expense, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Projected Adjusted Diluted Earnings per Share***

(Unaudited)

For the
Year Ended
December 31,
2006
2006 Projected diluted earnings per share, as presented	$1.17-1.22
Less: Stock-based compensation expense	(0.13)
2006 Projected adjusted diluted earnings per share (GAAP)	$1.04-1.09

*** The Company believes that projected diluted earnings per share before stock-based compensation expense is a meaningful non-GAAP financial measure for providing comparability to 2005 reported diluted earnings per share. Diluted earnings per share before stock-based compensation expense, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Contact:

First Horizon Pharmaceutical Corporation

Joseph T. Schepers, 678-341-1401

ir@fhrx.com

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